EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-179563, 333-182586, and 333-237154) on Form S-8 of our report dated February 18, 2022, with respect to the consolidated financial statements and financial statement schedule II of Pilgrim’s Pride Corporation and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Denver, Colorado
February 18, 2022